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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-158778 on Form S-3 of our reports dated February 23, 2011, relating to the financial statements of Bill Barrett Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of new accounting guidance in the prior year for oil and gas reserves determination and disclosures), and the effectiveness of Bill Barrett Corporation's internal control over financial reporting appearing in the Annual Report on Form 10-K of Bill Barrett Corporation and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
September 20, 2011

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  Exhibit 23.1